Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
Avnet, Inc. Reports Third Quarter Fiscal Year 2008 Results
Phoenix, April 24, 2008 - Avnet, Inc. (NYSE:AVT) today reported revenue of $4.42 billion for third quarter fiscal 2008 ended March 29, 2008, representing an increase of 13.3% over third quarter fiscal 2007 and 8.4% excluding the impact of changes in foreign currency exchange rates. Pro forma revenue growth, as defined in the Non-GAAP Financial Information Section, was 7.1% over the prior year third quarter. Net income for third quarter fiscal 2008 was $107.2 million, or $0.71 per share on a diluted basis, as compared with net income of $105.2 million, or $0.70 per share, for the third quarter last year. Included in the current quarter and year ago quarter results are restructuring, integration and other items amounting to $0.05 and $0.03 per share on a diluted basis, respectively. Excluding these items, diluted earnings per share in the third quarter fiscal 2008 was $0.76, representing an increase of 4.1% over the year-ago period.
Operating income for third quarter fiscal 2008 was $166.8 million, down 3.4% as compared with operating income of $172.6 million in the year-ago quarter. Included in operating income for the current and prior year third quarters are restructuring, integration and other charges totaling $10.9 million and $8.5 million, respectively. Excluding these charges, operating income for the third quarter fiscal 2008 was $177.6 million, down 1.9% as compared with operating income of $181.1 million in last year’s third quarter. Operating income as a percentage of sales, excluding the charges in both periods, was 4.0% in the current year quarter, down 62 basis points as compared with last year. The charges in the current quarter related to the integration of recently acquired businesses and initial cost reductions required to improve performance at certain business units in the Company’s portfolio. Actions taken in the March 2008 quarter will reduce annualized expenses by approximately $15 million. Further targeted actions in the June 2008 quarter are expected to reduce costs by an additional $23 million to $27 million on an annualized basis.
Roy Vallee, Chairman and Chief Executive Officer, commented, “We are extremely disappointed with our earnings for the third quarter as both operating groups were below our profit forecast. Our Electronics Marketing Group managed to slightly improve its margins and generated higher returns despite lower-than-expected sales. However, revenue weakness in some business units at Technology Solutions resulted in lower gross profit volume, which was further exacerbated by lower gross margins due primarily to the impact of rebates. This combination led to some unacceptable operating margin performances and, as a result, we have begun to take targeted corrective actions. We remain steadfastly committed to achieving our long-term margin and return goals.”

Operating Group Results
Electronics Marketing (EM) sales of $2.62 billion in the third quarter fiscal 2008 were up 7.3% year over year on a reported basis and up 2.5% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, EM revenue increased 5.0% year over year. EM sales in the Americas, EMEA and Asia regions increased 4.3%, 6.6% and 13.0%, respectively, year over year on a reported basis with EMEA’s revenue down 6.0% excluding the impact of changes in foreign currency exchange rates. On a pro forma basis, EM sales in EMEA and Asia in the third quarter fiscal 2008 increased 4.6% and 6.6%, respectively, as compared with last year. EM operating income of $153.5 million for third quarter fiscal 2008 was up 8.4% over the prior year third quarter operating income of $141.6 million and operating income margin of 5.9% was up 6 basis points as compared with the prior-year quarter.
Mr. Vallee added, “Even though EM’s year-over-year margin expansion was somewhat muted this quarter by a sales decline in constant currency in the EMEA region, diligent working capital management resulted in an increase in working capital velocity both sequentially and year over year, and return on working capital increased 68 basis points over the prior year third quarter.”
Technology Solutions (TS) sales of $1.80 billion in the third quarter fiscal 2008 were up 23.2% year over year on a reported basis and up 18.3% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, TS revenue increased 10.2%. On a reported basis, third quarter fiscal 2008 sales in the Americas, EMEA and Asia were up 2.9%, 72.4%, and 78.9%, respectively, year over year with EMEA’s revenue up 53.9% excluding the impact of changes in foreign currency exchange rates. On a pro forma basis, EMEA and Asia third quarter fiscal 2008 sales increased by 21.4% and 32.4%, respectively, on a year over year basis. TS operating income was $41.3 million in the third quarter fiscal 2008, a 31.7% decrease as compared with third quarter fiscal 2007 operating income of $60.6 million, and operating income margin of 2.3% decreased by 185 basis points over the prior year third quarter.
Mr. Vallee further added, “Technology Solutions experienced a confluence of negative events towards the end of the March quarter. In the Americas, we realized much lower-than-expected revenues in one large business unit, lackluster sales in some other key products and lower gross margins due primarily to rebate issues contributing to a substantial operating profit shortfall. In EMEA, lower than expected sales in local currencies combined with significant changes made by a major IT supplier in its rebate programs for the quarter had a material negative impact on our gross profit. Also, the weaker than expected environment in Europe has caused us to fall behind our financial plans for this region We are taking targeted corrective actions in both regions to adjust the cost structure at the affected business units and, in cooperation with our supplier partners, many of our quarterly rebate goals have already been reset for the June quarter, including the previously mentioned major supplier program change in EMEA.”
Cash Flow
During the third quarter of fiscal 2008, the Company produced cash flow from operations of $156.4 million and on a rolling four quarter basis generated $497.5 million. As a result, the Company ended the quarter with $381.5 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $847.2 million.

Ray Sadowski, Chief Financial Officer, stated, “We had another strong quarter of cash flow generation which, when combined with our strong balance sheet, provides us with the financial flexibility to take advantage of value creating acquisition opportunities. This is exemplified by the recently announced transaction to acquire Horizon Technology Group plc which is expected to be accretive to earnings by approximately $0.10 per share in fiscal 2009.”
Outlook
For Avnet’s fourth quarter fiscal year 2008, management expects normal seasonality at EM with anticipated sales to be in the range of $2.60 billion to $2.70 billion and sales for TS to be slightly below normal seasonality with sales between $1.95 billion and $2.05 billion. Therefore, Avnet’s consolidated sales are forecasted to be between $4.55 billion and $4.75 billion for the fourth quarter fiscal year 2008. Management expects fourth quarter fiscal year 2008 earnings to be in the range of $0.79 to $0.83 per share. The above EPS guidance does not include the amortization of intangible assets or integration charges related to acquisitions that have closed or will close in the June quarter and restructuring charges, which will be offset by the previously announced gain on the sale of the Company’s interest in Calence LLC.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share. The Company also discloses revenue adjusted for the impact of acquisitions and the change to net revenue accounting treatment of sales of supplier service contracts (“pro forma revenue” or “organic revenue”). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and understanding underlying trends.

Management believes that operating income adjusted for restructuring, integration and other charges is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of restructuring, integration and other charges as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and diluted earnings per share adjusted for the impact of restructuring, integration and other charges is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of this item provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Pro Forma (Organic) Revenue
Pro forma or Organic revenue, is defined as revenue adjusted for (i) the impact of acquisitions to include the revenue recorded by these businesses as if the acquisitions had occurred at the beginning of fiscal 2007, and (ii) the impact of the classification of sales of supplier service contracts on an agency (net) basis, which was effective beginning in the third quarter of fiscal 2007, as if the net revenue accounting was applied to periods prior to the change. Prior period revenue adjusted for these impacts is presented below:

	Revenue	Acquisition	Gross to	Pro forma
	as Reported	Revenue	Net Impact	Revenue
	(in thousands)
Q1 Fiscal 2008	$4,098,718	$226,271	$—	$4,324,989
Q2 Fiscal 2008	4,753,145	93,732	—	4,846,877
Q3 Fiscal 2008	4,421,645	—	—	4,421,645

First nine months of 2008	$13,273,508	$320,003	$—	$13,593,511

Q1 Fiscal 2007	$3,648,400	$675,263	$(95,810)	$4,227,853
Q2 Fiscal 2007	3,891,180	797,310	(118,607)	4,569,883
Q3 Fiscal 2007	3,904,262	226,231	—	4,130,493
Q4 Fiscal 2007	4,237,245	230,871	—	4,468,116

Fiscal year 2007	$15,681,087	$1,929,675	$(214,417)	$17,396,345

“Acquisition Revenue” as presented in the table above include the following acquisitions.

Acquired Business	Operating Group	Acquisition Date
Access Distribution	TS	12/31/06
Azure Technologies	TS	04/16/07
Flint Distribution Ltd.	EM	07/05/07
Division of Magirus Group	TS	10/06/07
Betronik GmbH	EM	10/31/07
ChannelWorx	TS	10/31/07
Division of Acal plc Ltd.	TS	12/17/07
YEL Electronics Hong Kong Ltd.	EM	12/31/07

Third Quarter Fiscal 2008 and 2007
The results for the third quarter of fiscal year 2008 and 2007 include restructuring, integration and other items, the mention of which management believes is useful to investors when comparing operating performance with other periods (in thousands, except per share data).

	Operating	Pre-tax
	Income	Income	Net Income	Diluted EPS
Quarter ended March 29, 2008
GAAP results	$166,753	154,275	$107,244	$0.71
Restructuring, integration and other charges	10,857	—	7,522	0.05

Adjusted results	$177,610	$154,275	$114,766	$0.76

Quarter ended March 31, 2007
GAAP results	$172,559	158,067	$105,179	$0.70
Restructuring, integration and other charges	8,521	8,521	6,011	0.04
Gain on sale of business	—	(3,000)	(1,814)	(0.01)

Total adjustments	8,521	5,521	4,197	0.03

Adjusted results	$181,080	$163,588	$109,376	$0.73

Cash Flow Activity
The following table summarizes the Company’s cash flow activity for the third quarters and first nine months of fiscal 2008 and 2007, including the Company’s computation of free cash flow and a reconciliation of this metric to the nearest GAAP measures of net income and net cash flow from operations. Management’s computation of free cash flow consists of net cash flow from operations plus cash flows generated from or used for purchases and sales of property, plant and equipment, acquisition and divestiture of operations, effects of exchange rates on cash and cash equivalents and other financing activities. Management believes that the non-GAAP metric of free cash flow is a useful measure to help management and investors better assess and understand the Company’s operating performance and sources and uses of cash. Management also believes the analysis of free cash flow assists in identifying underlying trends in the business. Computations of free cash flow may differ from company to company. Therefore, the analysis of free cash flow should be used as a complement to, and in conjunction with, the Company’s consolidated statements of cash flows presented in the accompanying financial statements.
Management also analyzes cash flow from operations based upon its three primary components noted in the table below: net income, non-cash and other reconciling items and cash flow used for working capital. Similar to free cash flow, management believes that this presentation is an important measure to help management and investors better understand the trends in the Company’s cash flows, including the impact of management’s focus on asset utilization and efficiency through its management of the net balance of receivables, inventories and accounts payable.

	Third Quarters Ended		Nine Months Ended
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007
	(in thousands)
Net income	$107,244	$105,179	$354,987	$268,410

Non-cash and other reconciling items	34,181	34,801	124,495	131,584

Cash flow generated from (used for) working capital (excluding cash and cash equivalents)	14,964	72,529	(283,102)	23,572
Net cash flow generated from operations	156,389	212,509	196,380	423,566
Cash flow generated from (used for):
Purchases of property, plant and equipment	(26,974)	(12,095)	(59,675)	(39,714)
Cash proceeds from sales of property, plant and equipment	171	2,018	12,109	2,980
Effect of exchange rates on cash and cash equivalents	12,723	2,403	39,569	6,187
Other, net financing activities	359	46,553	6,561	56,123

	142,668	251,388	194,944	449,142

Acquisition and divestiture of operations, net	(97,027)	(404,856)	(349,703)	(409,036)

Net free cash flow	$45,641	$(153,468)	$(154,759)	$40,106

Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 300 locations serving 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2007, Avnet generated revenue of $15.68 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED
	MARCH 29,	MARCH 31,
	2008 *	2007 *
Sales	$4,421.6	$3,904.3

Income before income taxes	154.3	158.1

Net income	107.3	105.2

Net income per share:
Basic	$0.71	$0.71
Diluted	$0.71	$0.70

	NINE MONTHS ENDED
	MARCH 29,	MARCH 31,
	2008 *	2007 *
Sales	$13,273.5	$11,443.8

Income before income taxes	514.2	405.9

Net income	355.0	268.4

Net income per share:
Basic	$2.36	$1.82
Diluted	$2.33	$1.81

*	See Notes to Consolidated Statements of Operations on Page 12.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	MARCH 29,	MARCH 31,	MARCH 29,	MARCH 31,
	2008 *	2007 *	2008 *	2007 *
Sales	$4,421,645	$3,904,262	$13,273,508	$11,443,842
Cost of sales	3,842,918	3,369,465	11,571,601	9,946,809

Gross profit	578,727	534,797	1,701,907	1,497,033

Selling, general and administrative expenses	401,117	353,717	1,151,234	1,007,166
Restructuring, intergration and other charges (Note 1 *)	10,857	8,521	10,857	8,521

Operating income	166,753	172,559	539,816	481,346

Other income, net	6,205	2,400	21,766	8,781
Interest expense	(18,683)	(19,892)	(54,864)	(59,919)
Gain on sale of assets (Note 2 *)	—	3,000	7,477	3,000
Debt extinguishment costs (Note 3 *)	—	—	—	(27,358)

Income before income taxes	154,275	158,067	514,195	405,850

Income tax provision	47,031	52,888	159,208	137,440

Net income	$107,244	$105,179	$354,987	$268,410

Net earnings per share:
Basic	$0.71	$0.71	$2.36	$1.82

Diluted	$0.71	$0.70	$2.33	$1.81

Shares used to compute earnings per share:
Basic	150,440	148,712	150,177	147,466

Diluted	151,717	149,994	152,717	148,442

*	See Notes to Consolidated Statements of Operations on Page 12.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	MARCH 29,	JUNE 30,
	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$381,462	$557,350
Receivables, net	3,277,802	3,103,015
Inventories	1,973,449	1,736,301
Prepaid and other current assets	77,223	92,179

Total current assets	5,709,936	5,488,845
Property, plant and equipment, net	210,636	179,533
Goodwill	1,705,488	1,402,470
Other assets	278,321	284,271

Total assets	7,904,381	7,355,119

Less liabilities:
Current liabilities:
Borrowings due within one year	48,809	53,367
Accounts payable	2,158,759	2,228,017
Accrued expenses and other	387,002	495,601

Total current liabilities	2,594,570	2,776,985
Long-term debt, less due within one year	1,179,842	1,155,990
Other long-term liabilities	147,648	21,499

Total liabilities	3,922,060	3,954,474

Shareholders’ equity	$3,982,321	$3,400,645

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	NINE MONTHS ENDED
	MARCH 29,	MARCH 31,
	2008	2007
Cash flows from operating activities:

Net income	$354,987	$268,410

Non-cash and other reconciling items:
Depreciation and amortization	43,864	38,883
Deferred income taxes	50,944	50,622
Stock-based compensation	20,412	18,555
Other, net	9,275	23,524

Changes in (net of effects from business acquisitions):
Receivables	116,199	109,869
Inventories	(44,928)	66,311
Accounts payable	(237,606)	(139,619)
Accrued expenses and other, net	(116,767)	(12,989)

Net cash flows provided by operating activities	196,380	423,566

Cash flows from financing activities:
Issuance of notes in public offerings, net of issuance costs	—	593,169
Repayment of notes	—	(505,035)
Repayment of bank debt, net	(1,773)	(67,219)
Repayent of other debt, net	(19,356)	(594)
Other, net	6,561	56,123

Net cash flows (used for) provided by financing activities	(14,568)	76,444

Cash flows from investing activities:
Purchases of property, plant, and equipment	(59,675)	(39,714)
Cash proceeds from sales of property, plant and equipment	12,109	2,980
Acquisitions of operations, net	(352,703)	(409,036)
Other	3,000	-

Net cash flows used for investing activities	(397,269)	(445,770)

Effect of exchange rates on cash and cash equivalents	39,569	6,187

Cash and cash equivalents:
- (decrease) increase	(175,888)	60,427
- at beginning of period	557,350	276,713

- at end of period	$381,462	$337,140

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	MARCH 29,	MARCH 31,	MARCH 29,	MARCH 31,
	2008	2007	2008	2007
SALES:

Electronics Marketing	$2,623.8	$2,444.6	$7,594.1	$7,213.8

Technology Solutions	1,797.8	1,459.7	5,679.4	4,230.0

Consolidated	$4,421.6	$3,904.3	$13,273.5	$11,443.8

OPERATING INCOME (LOSS):

Electronics Marketing	$153.5	$141.6	$410.3	$386.3

Technology Solutions	41.3	60.6	199.2	163.6

Corporate	(17.2)	(21.1)	(58.8)	(60.1)

	177.6	181.1	550.7	489.8

Restructuring, integration and other charges	(10.9)	(8.5)	(10.9)	(8.5)

Consolidated	$166.7	$172.6	$539.8	$481.3

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2008
(1) The results for fiscal 2008 included restructuring, integration and other charges, amounting to $10,857,000 pre-tax, $7,522,000 after tax and $0.05 per share on a diluted basis for the third quarter and nine months ended March 29, 2008. The charges related to the integrations of recently acquired businesses and initial cost reductions required to improve the performance at certain business units in the Company’s portfolio. The charges consisted primarily of severance, incremental costs incurred during the integration period and other charges.
     The results for fiscal 2007 included restructuring, integration and other charges, amounting to $8,521,000 pre-tax, $6,011,000 after tax and $0.04 per share on a diluted basis for the third quarter and nine months ended March 31, 2007. The charges resulted from integration activity related to the December 31, 2006 acquisition of Access Distribution as well as certain cost-reduction initiatives implemented during the quarter as part of the Company’s continued focus on operating efficiency, which consisted primarily of severance, the write-down of certain assets, incremental costs incurred during the integration period and other charges.
(2) During the first nine months of fiscal 2008, the Company recognized a gain on the sale of assets totaling $7,477,000 pre-tax, $6,320,000 after tax and $0.04 per share on a diluted basis. In October, the Company sold a building in the EMEA region and recognized a gain of $4,477,000 pre- and after tax and $0.03 per share on a diluted basis. Due to local tax allowances, the building sale was not taxable. The Company also recognized a gain of $3,000,000 pre-tax, $1,843,000 after-tax and $0.01 per share on a diluted basis for the receipt of contingent purchase price proceeds related to a prior sale of a business.
     The results for the third quarter and nine months ended March 31, 2007 included a gain on the sale of assets of $3,000,000 pre-tax, $1,814,000 after tax, and $0.01 per share on a diluted basis. During the third quarter, the Company received contingent purchase price proceed payments related to a prior sale of a business.
(3) During the first nine months of fiscal 2007, the Company incurred debt extinguishment costs amounting to $27,358,000 pre-tax, $16,538,000 after tax and $0.11 per share on a diluted basis. In September 2006, the Company elected to redeem on October 12, 2006 all of its outstanding 9 3/4% Notes due February 15, 2008. The costs incurred as a result of the election notice included $20,322,000 for a make-whole redemption premium, $4,939,000 associated with the termination of two interest rate swaps that hedged $200,000,000 of the 9 3/4% Notes, and $2,097,000 to write-off certain deferred financing costs. The Company used the net proceeds from the issuance in the first quarter of $300,000,000 principal amount of 6.625% Notes due September 15, 2016, plus available liquidity, to repurchase the 9 3/4% Notes on October 12, 2006.